As filed with the Securities and Exchange Commission on April 10, 2007

                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               SIMTEK CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         Delaware                                        84-1057605
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                    (Address of Principal Executive Offices)


             Simtek Corporation 1994 Non-Qualified Stock Option Plan
                            (Full Title of the Plan)


                                Harold Blomquist
                      Chief Executive Officer and President
                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                            Hendrik F. Jordaan, Esq.
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

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
                         CALCULATION OF REGISTRATION FEE

    Title of Securities         Amount to be       Proposed Maximum          Proposed Maximum          Amount of
       to be Registered         Registered (1)  Offering Price Per Share     Aggregate Offering     Registration Fee
                                                           (3)                     Price
------------------------------- --------------- -------------------------- ----------------------- -------------------
Common Stock, $0.0001 par
value (2)

    Issuable pursuant to           756,460              $4.201(3)                $3,177,888               $ 98
    options previously
    granted under the Simtek
    Corporation 1994
    Non-Qualified Stock
    Option Plan

    To be issued pursuant to
    the Simtek Corporation
    1994 Non-Qualified Stock
    Option Plan                     53,540              $5.695(4)                $  304,910               $  9
                                   -------                                       ----------               ----
Total                              810,000                                       $3,482,799               $107
                                   =======                                       ==========               ====

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Increase in authorized number of shares under the Simtek Corporation 1994 Non-Qualified Stock Option Plan pursuant to the Ninth, Tenth and Eleventh Amendments to such Plan.

(3) Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for purposes of calculating the registration fee based on the exercise price of the outstanding options under the Simtek Corporation 1994 Non-Qualified Stock Option Plan.

(4) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for purposes of calculating the registration fee based upon the average of the high and low prices of the Registrant's Common Stock on April 5, 2007, as reported on The Nasdaq Capital Market.

                   Form S-8 Pursuant to General Instruction E


     This Form S-8 is filed with the Securities and Exchange Commission (the "Commission") pursuant to General Instruction E to Form S-8. The contents of the earlier Registration Statements on Form S-8, Registration Nos. 33-98294, 333-76481, 333-73794 and 333-121005 are hereby incorporated by reference into this Form S-8. All capitalized terms not defined herein shall have the same meaning as set forth in the Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 6.  Indemnification of Directors and Officers.

     Under our Certificate of Incorporation and Bylaws, we are required to indemnify former and current directors and officers, and may indemnify employees and agents, but only if such person seeking indemnification has satisfied the statutory standard of conduct. To satisfy the statutory standard of conduct, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In addition, in any criminal action or proceeding, the person must also have had no reasonable cause to believe the person's conduct was unlawful. Regardless of standards of conduct, indemnification of expenses for directors and officers is mandatory under Section 145 of the Delaware General Corporation Law ("DGCL") to the extent they are successful on the merits in defending a proceeding. Under
Section 145 of the DGCL, in derivative suits (i.e., suits by or in the right of the corporation), indemnification is only available for expenses and attorneys' fees incurred in defending or settling a suit and only in circumstances where there has been no adjudication of monetary liability to the corporation.


     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent conduct in paying dividends or repurchasing or redeeming stock out of funds that are not lawfully available, in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derives an improper personal benefit.


     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Simtek.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.  Exhibits.


Exhibit
Number      Description
-------     -----------

 4.1 Ninth Amendment to the Simtek Corporation 1994 Non-Qualified Stock Option Plan

 4.2 Tenth Amendment to the Simtek Corporation 1994 Non-Qualified Stock Option Plan

 4.3 Eleventh Amendment to the Simtek Corporation 1994 Non-Qualified Stock Option Plan

 5.1        Opinion of Holme Roberts & Owen LLP

23.1 Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm

23.2        Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on April 10, 2007.

                            SIMTEK CORPORATION


                            By:  /s/ Harold Blomquist
                                 -----------------------------------------------
                                 Harold Blomquist
                                 Chairman, Chief Executive Officer and President



     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                  Title                                    Date
         ---------                                  -----                                    ----
/s/ Harold Blomquist                    Chairman of the Board, Chief Executive          April 10, 2007
------------------------------
    Harold Blomquist                    Officer and President

/s/ Brian Alleman                       Secretary, Vice President and Chief             April 10, 2007
------------------------------
    Brian Alleman                       Financial Officer

/s/ Kim Carothers                       Controller (Principal Accounting Officer)       April 10, 2007
------------------------------
    Kim Carothers

/s/ Alfred Stein                        Director                                        April 10, 2007
------------------------------
    Alfred Stein

/s/ Robert Keeley                       Director                                        April 10, 2007
------------------------------
    Robert Keeley

/s/ Ronald Sartore                      Director                                        April 10, 2007
------------------------------
    Ronald Sartore

/s/ John Hillyard                       Director                                        April 10, 2007
------------------------------
    John Hillyard



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